Inuvo Artificial Intelligence Platform, IntentKey™, Expected to Generate $9.4 Million in Revenue in 2019
2019 quarterly sequential growth rate expected to be 35%

LITTLE ROCK, AR., September 25 2019 (GLOBE NEWSWIRE) --  Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence that serves brands and agencies, today is providing shareholders with a financial update on its artificial intelligence platform, the IntentKeyTM.

Following the integration with the AppNexus Platform in the first quarter of 2019, the IntentKeyTM has continued to deliver strong results for clients with a sequential quarterly growth rate in 2019 that is expected to be approximately 35%. The IntentKey™ generated revenue of $1.3 million and $2.0 million during the first and second quarter of 2019, respectively. For the third and fourth quarters of 2019, the Company expects the IntentKey™ to generate revenue of $2.6 million and $3.5 million, respectively. For the full year 2019, Inuvo expects the IntentKeyTM to generate approximately $9.4 million in revenue.

Richard Howe, Chairman and CEO of Inuvo, commented, “Demand for the IntentKey™ remains strong with growth, retention, pipeline and close rates all positive. We are executing on our plan to hire additional sales professionals to fuel continued growth while adding additional resources to ensure retention and delivery.”

About the IntentKey™
Inuvo®’s IntentKey™ is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKey™ to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKey™ enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer

Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com